Exhibit 10.11

ACELYRIN, INC.

[Date]

Re:    Employment Terms

Dear [First Name]:

On behalf of Acelyrin, Inc. (the “Company”), I am pleased to confirm your employment at the Company on the terms set forth in this offer letter agreement (the “Agreement”).

1.    Employment by the Company.

(a)    Position. You will serve as the Company’s [                ]1. During the term of your employment with the Company, you will devote your best efforts and substantially all of your business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.

(b)    Duties and Location. You will perform those duties and responsibilities as are customary for the position of [                ] and as may be directed by [                ], to whom you will report. Your primary office location will be [the Company’s offices in                 ]. Notwithstanding the foregoing, the Company reserves the right to reasonably require you to perform your duties at places other than your primary office location from time to time, and to require reasonable business travel.

2.    Base Salary, Bonus and Employee Benefits.

(a)    Salary. You will be paid a base salary at the rate of [$                ]2 per year, less applicable payroll deductions and withholdings. Your base salary will be paid on the Company’s ordinary payroll cycle. As an exempt salaried employee, you will be required to work the Company’s normal business hours, and such additional time as appropriate for your work assignments and position, and you will not be entitled to overtime compensation.

(b)    Annual Discretionary Bonus. [Commencing with calendar year             , y]/[Y]ou will be eligible to earn an annual discretionary performance and retention bonus of up to      percent (    %)3 of your base salary rate (the “Annual Bonus”). The Annual Bonus will be based upon the [Company’s/Board’s] assessment of your individual performance and the Company’s performance for a given calendar year, as well as any other criteria the [Company/Board] deems relevant. The [Company/Board] will determine, in its sole discretion, whether you have earned an Annual Bonus and the amount of any such bonus. Bonus payments, if any, will be paid subject to applicable payroll deductions and withholdings. No amount of Annual Bonus is guaranteed, and

[1]

Shao-Lee Lin, M.D., Ph.D. – Founder & Chief Executive Officer; Mardi C. Dier – Chief Financial Officer and Chief Business Officer; Melanie Gloria – Chief Operating Officer; Mina Kim – Chief Legal and Administrative Officer; Ron Oyston – Chief People Officer; Paul M. Peloso, M.D. – Chief Medical Officer

[2]	Shao-Lee Lin, M.D., Ph.D. – $625,000; Mardi C. Dier – $500,000; Melanie Gloria – $500,000; Mina Kim – $445,000; Ron Oyston – $410,000; Paul M. Peloso, M.D. – $470,000
[3]	Shao-Lee Lin, M.D., Ph.D. – 55%; Mardi C. Dier – 40%; Melanie Gloria – 40%; Mina Kim – 40%; Ron Oyston – 40%; Paul M. Peloso, M.D. – 40%

[Name]

[Date]

you must be an employee on the Annual Bonus payment date to be eligible to receive an Annual Bonus; no partial or prorated bonuses will be provided. The Annual Bonus, if earned, will be paid no later than March 15 of the calendar year after the applicable bonus year. Your bonus eligibility is subject to change in the discretion of the Board of Directors of the Company (the “Board”) or any authorized committee thereof.

(c)    Employee Benefits. As a regular full-time employee, you will be eligible to participate in the Company’s standard employee benefits offered to executive level employees, as in effect from time to time and subject to the terms and conditions of the benefit plans and applicable Company policies. A full description of these benefits is available upon request.

3.    Expenses. The Company will reimburse you for reasonable travel, entertainment or other expenses incurred by you in furtherance of or in connection with the performance of your duties hereunder, in accordance with the Company’s expense reimbursement policies and practices as in effect from time to time.

4.    Equity Compensation. You may be eligible for grants of equity awards in the future, subject to approval by the Board. Each such award will be governed by the terms of the plan and form of award agreement pursuant to which it is granted.

5.    Compliance with Confidentiality Information Agreement and Company Policies. As a condition of employment, you agree to sign and comply with the Company’s Employee Confidential Information and Inventions Assignment Agreement (the “Confidentiality Agreement”), attached hereto as Exhibit A. In addition, you are required to abide by the Company’s policies and procedures (including but not limited to the Company’s employee Handbook), as adopted or modified from time to time within the Company’s discretion, and acknowledge in writing that you have read and will comply with such policies and procedures (and provide additional such acknowledgements as such policies and procedures may be modified from time to time); provided, however, that in the event the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

6.    Protection of Third Party Information. By signing this Agreement, you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty to or duties for the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. In addition, you agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company.

7.    At-Will Employment Relationship. Your employment relationship with the Company is at will. Accordingly, you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company; and the Company may terminate your employment at any time, with or without cause or advance notice. While the Company also may change your position, job duties, work location, reporting structure, compensation, and benefits from time to time in its discretion, the at-will nature of your employment can only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

8.    Severance. You will be eligible for severance and change in control benefits under the terms and conditions of the Company’s Severance Plan, if and as adopted by the Company and amended from time to time, and your participation agreement thereunder, if and as executed by and between you and the Company (the “Severance Plan”).

[Name]

[Date]

9.    Outside Activities. Throughout your employment with the Company, you may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company. During your employment by the Company, except on behalf of the Company, you will not directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant of any other person, corporation, firm, partnership or other entity whatsoever known by you to compete with the Company (or is planning or preparing to compete with the Company), anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that you may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange.

10.    [Entire Agreement. You acknowledge and agree that upon your execution of this Agreement, you will no longer be eligible for, nor entitled to, any compensation or benefits (including without limitation, any severance or change in control benefits) under any prior employment terms, offer letter or employment agreement you may have entered into or discussed with the Company. This letter agreement, together with your Confidentiality Agreements, equity agreements, the Severance Plan and other agreements referenced herein, forms the complete and exclusive agreement regarding the subject matter hereof. It supersedes any other representations, promises, or agreements, whether written or oral. Modifications or amendments to this letter agreement, other than those changes expressly reserved to the Company’s discretion herein, must be made in a written agreement signed by you and an officer of the Company (other than you).]

11.    Miscellaneous. This offer is contingent upon a satisfactory reference check and satisfactory proof of your right to work in the United States. If the Company informs you that you are required to complete a background check or drug test, this offer is contingent upon satisfactory clearance of such background check and/or drug test. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions. This Agreement, together with your Confidentiality Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s or the Board’s discretion in this Agreement, require a written modification approved by the Company and signed by a duly authorized officer of the Company (other than you). This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

Please sign and date this Agreement and the enclosed Confidentiality Agreement and return them to me on or before [date] if you wish to accept employment at the Company under the terms described above. The offer of employment herein will expire if I do not receive this signed letter by that date. I would be happy to discuss any questions that you may have about these terms.

[Name]

[Date]

We are delighted to be making this offer and the Company looks forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

[Name/Title]

Reviewed, Understood, and Accepted:

[Name]	Date

Exhibit A: Confidentiality Agreement

EXHIBIT A

CONFIDENTIALITY AGREEMENT

A-1